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                                                                    Exhibit 99.1
                                                                    ------------
FOR IMMEDIATE RELEASE

For more information, contact:
Inna Vyadro                                          Paul Brauneis
Director of Investor Relations                       Chief Financial Officer
Avici Systems                                        Avici Systems
978-964-2000                                         978-964-2000
ivyadro@avici.com                                    pbrauneis@avici.com


           Avici's Shareholders Authorize 1 for 4 Reverse Stock Split

North Billerica, MA, November 8, 2002 --- Avici Systems Inc. (NASDAQ: AVCI), the specialist in reliable and scalable routing solutions for the Internet, announced today that at a special meeting of stockholders of the Company held on November 8, 2002, an amendment to the Company's Fourth Restated Certificate of Incorporation and the Certificate of Designation of Series A Junior Participating Preferred Stock to effect a reverse stock split of the Company's common stock was approved by approximately 93% of the Company's stockholders, and has been filed with the Secretary of State of Delaware. The Company's Board of Directors set the reverse split ratio at one for four. As a result of the reverse stock split, every four (4) shares of common stock will be combined into one (1) share of common stock, and the total number of issued and outstanding shares of common stock will be reduced to approximately 12,600,000 shares.

The reverse stock split became effective as of the close of business November 8, 2002 and the Company anticipates that its shares of common stock will begin trading on the Nasdaq National Market on November 12, 2002 under the symbol "AVCID". After twenty trading days, the "D" designation (signifying the reverse split) will be removed and the symbol will revert to "AVCI".

                                     -more-

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About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici's family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company's routing systems provide new IP solutions to some of the world's leading service providers. For more information, please visit us at www.avici.com.

This release contains information about Avici's future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word "will", "expected" and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, the effects of the reverse stock split, compliance with the listing requirements of the Nasdaq National Market System, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes and other risks set forth in Avici's filings with the Securities and Exchange Commission.

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